ISSUER FREE WRITING PROSPECTUS NO. 2572B Filed Pursuant to Rule 433 Registration Statement No. 333-206013 Dated October 6, 2015 Deutsche Bank AG Trigger Phoenix Autocallable Optimization Securities

$• Deutsche Bank AG Securities Linked to the Common Stock of Ford Motor Company due on or about October 15, 2018

$• Deutsche Bank AG Securities Linked to the Common Stock of JPMorgan Chase & Co. due on or about October 15, 2018

$• Deutsche Bank AG Securities Linked to the Common Stock of Monster Beverage Corporation due on or about October 15, 2018

Investment Description

Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, an “Underlying”). If the Closing Price of the Underlying on the applicable quarterly Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you a quarterly contingent coupon (a “Contingent Coupon”). Otherwise, no coupon will be accrued or payable with respect to that Observation Date. Deutsche Bank AG will not automatically call the Securities for the first six months. However, after the first six months, if the Closing Price of the Underlying on any Observation Date (starting from the second Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you the Face Amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not automatically called and the Final Price is not less than the Trigger Price (which is the same price as the applicable Coupon Barrier), Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus the applicable Contingent Coupon for the final quarter. However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. Investing in the Securities is subject to significant risks, including the risk of losing your entire investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Generally, the higher the Contingent Coupon Rate on the Securities, the greater the risk of loss on such Securities. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features	Key Dates[1]

❑ Contingent Coupon — If the Closing Price of the relevant Underlying on the applicable quarterly Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon applicable to such Coupon Observation Date. Otherwise, no coupon will be accrued or payable with respect to that Observation Date.

❑ Automatically Callable — Deutsche Bank AG will not automatically call the Securities for the first six months. However, after the first six months, if the Closing Price of the relevant Underlying on any Observation Date (starting from the second Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you the Face Amount plus the applicable Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not automatically called, investors may have downside market exposure to the relevant Underlying at maturity, subject to any contingent repayment of your initial investment.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Price is not less than the Trigger Price (or Coupon Barrier), for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you at maturity the Face Amount plus the applicable Contingent Coupon for the final quarter. However, if the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

	Trade Date	October 9, 2015
	Settlement Date	October 15, 2015
	Observation Dates[2]	Quarterly (callable after 6 months)
	Final Valuation Date[2]	October 9, 2018
	Maturity Date[2]	October 15, 2018
[1] Expected [2] See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE relevant UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 12 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering three separate Trigger Phoenix Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of the common stock of a different company and each has its own Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier. The Initial Price, Trigger Price and Coupon Barrier for each Security will be determined on the Trade Date. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Underlying	Contingent Coupon Rate	Initial Price	Trigger Price*	Coupon Barrier*	CUSIP / ISIN
Common stock of Ford Motor Company (Ticker: F)	9.00% per annum		$64.00% - 69.00% of the Initial Price	64.00% - 69.00% of the Initial Price	25190F392 / US25190F3929
Common stock of JPMorgan Chase & Co. (Ticker: JPM)	8.00% per annum		$68.00% - 73.00% of the Initial Price	68.00% - 73.00% of the Initial Price	25190F400 / US25190F4000
Common stock of Monster Beverage Corporation (Ticker: MNST)	8.00% per annum		$69.00% - 74.00% of the Initial Price	69.00% - 74.00% of the Initial Price	25190F384 / US25190F3846

*The actual Trigger Price and Coupon Barrier for each Security will be set equal to the same percentage of such Security’s Initial Price on the Trade Date.

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part, the prospectus dated July 31, 2015 and this free writing prospectus.

For the Securities linked to the common stock of Ford Motor Company, the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.528 - $9.728 per $10.00 Face Amount of Securities. For the Securities linked to the common stock of JPMorgan Chase & Co., the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.546 - $9.746 per $10.00 Face Amount of Securities. For the Securities linked to the common stock of Monster Beverage Corporation, the Issuer’s estimated value of the Securities on the Trade Date is approximately $9.408 - $9.608 per $10.00 Face Amount of Securities. The Issuer’s estimated value of each Security is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying product supplement B, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Ford Motor Company		$$10.00		$$0.20		$$9.80
Securities linked to the common stock of JPMorgan Chase & Co.		$$10.00		$$0.20		$$9.80
Securities linked to the common stock of Monster Beverage Corporation		$$10.00		$$0.20		$$9.80

(1) For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

Under the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015, the Securities may be subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) a conversion of the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) a transfer of the Securities to another entity, an amendment of the terms and conditions of the Securities or the cancellation of the Securities. By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority as set forth in the accompanying prospectus dated July 31, 2015. Please read the risk factor “The Securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us” in this free writing prospectus and see the prospectus for further information.

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Securities are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement B dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

♦	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

♦	Prospectus dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 12 of the accompanying prospectus.

The Securities may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦   You can tolerate the loss of a significant portion or all of your investment and you are willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦   You believe the Closing Price of the Underlying will be greater than or equal to the Coupon Barrier on the applicable Observation Dates, including the Final Valuation Date.

♦   You are willing to make an investment whose return is limited to the applicable Contingent Coupons, regardless of any potential increase in the price of the Underlying, which could be significant.

♦   You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦   You would be willing to invest in the Securities if the applicable Trigger Price and Coupon Barrier were set equal to the top of their applicable ranges as specified on the cover of this free writing prospectus.

♦   You do not seek guaranteed current income from this investment and you are willing to forgo any dividends and any other distributions paid on the Underlying.

♦   You are willing and able to hold Securities that will be called on any Observation Date (including the Final Valuation Date), starting from the second Observation Date, on which the Closing Price of the Underlying is greater than or equal to the Initial Price, you are otherwise willing and able to hold the Securities to the Maturity Date as set forth on the cover of this free writing prospectus and you are not seeking an investment for which there will be an active secondary market.

♦   You are willing to accept the risks associated with investments in equities generally and the applicable Underlying specifically.

♦   You are willing and able to assume the credit risk associated with Deutsche Bank AG as Issuer of the Securities and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment of a Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call

The Securities may not be suitable for you if, among other considerations:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦   You cannot tolerate the loss of a significant portion or all of your investment or you are unwilling to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦   You require an investment designed to provide a full return of your initial investment at maturity.

♦   You believe the Securities will not be called and the Closing Price of the Underlying will be less than the Coupon Barrier on the specified Observation Dates and less than the Trigger Price on the Final Valuation Date.

♦   You seek an investment that participates in any increase in the price of the Underlying or that has unlimited return potential.

♦   You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦   You would be unwilling to invest in the Securities if the applicable Trigger Price and Coupon Barrier were set equal to the top of their applicable ranges as specified on the cover of this free writing prospectus.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦   You seek guaranteed current income from this investment or you prefer to receive any dividends or any other distributions paid on the Underlying.

♦   You are unwilling or unable to hold Securities that will be called on any Observation Date (including the Final Valuation Date), starting from the second Observation Date, on which the Closing Price of the Underlying is greater than or equal to the Initial Price, you are otherwise unwilling or unable to hold the Securities to the Maturity Date as set forth on the cover of this free writing prospectus or you seek an investment for which there will be an active secondary market.

♦   You are unwilling to accept the risks associated with investments in equities generally and the applicable Underlying specifically.

♦   You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG as Issuer of the Securities for all payments on the Securities, including any payment of a Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately 3 years, subject to an earlier automatic call
Trade Date[1]	October 9, 2015
Settlement Date[1]	October 15, 2015
Final Valuation Date[1,2]	October 9, 2018
Maturity Date[1,2]	October 15, 2018
Underlyings	Common stock of Ford Motor Company (Ticker: F) Common stock of JPMorgan Chase & Co. (Ticker: JPM) Common stock of Monster Beverage Corporation (Ticker: MNST)
Call Feature

The Securities will not be automatically called during the first six months following the Trade Date.

After the first six months, the Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date (starting from the second Observation Date, which we refer to as the “First Autocall Observation Date,” and ending on the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Observation Dates[1,2]	Quarterly, on the dates set forth in the table below.

Observation Dates	Coupon Payment Dates / Call Settlement Dates
January 11, 2016*	January 13, 2016*
April 11, 2016	April 13, 2016
July 11, 2016	July 13, 2016
October 11, 2016	October 13, 2016
January 9, 2017	January 11, 2017
April 10, 2017	April 12, 2017
July 10, 2017	July 12, 2017
October 10, 2017	October 12, 2017
January 9, 2018	January 11, 2018
April 9, 2018	April 11, 2018
July 9, 2018	July 11, 2018
October 9, 2018	October 15, 2018
*The Securities will not be automatically called until any Observation Date starting from April 11, 2016 (the First Autocall Observation Date). The expected Call Settlement Date for the First Autocall Observation Date is April 13, 2016.
Call Settlement Dates[1,2]	As set forth in the table under “Observation Dates” above. The Call Settlement Date for the final Observation Date will be the Maturity Date.
Contingent Coupon

If the Closing Price of the relevant Underlying on any Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $10.00 Face Amount of Securities applicable to such Observation Date on the related Coupon Payment Date.

If the Closing Price of the relevant Underlying on any Observation Date is less than the Coupon Barrier, the relevant Contingent Coupon applicable to such Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon for each Underlying will be a fixed amount based upon equal quarterly installments at the applicable Contingent Coupon Rate for such Underlying set forth below. For each Observation Date, the relevant Contingent Coupon for the Securities that would be payable for such Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the applicable Coupon Barrier is set forth below under “Contingent Coupon Payments.”

Contingent Coupon Payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of the relevant Underlying is less than the Coupon Barrier.
Contingent Coupon Rate

For the Securities linked to the common stock of Ford Motor Company, 9.00% per annum.

For the Securities linked to the common stock of JPMorgan Chase & Co., 8.00% per annum.

For the Securities linked to the common stock of Monster Beverage Corporation, 8.00% per annum.

Contingent Coupon Payments

For the Securities linked to the common stock of Ford Motor Company, $0.2250 per $10.00 Face Amount of Securities.

For the Securities linked to the common stock of JPMorgan Chase & Co., $0.2000 per $10.00 Face Amount of Securities.

For the Securities linked to the common stock of Monster Beverage Corporation, $0.2000 per $10.00 Face Amount of Securities.

Coupon Payment Dates[1,2]	As set forth in the table under “Observation Dates” above. The Coupon Payment Date for the final Observation Date will be the Maturity Date.
Payment at Maturity (per $10.00 Face Amount of Securities)

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	For each Security: Final Price – Initial Price Initial Price
Trigger Price

For the Securities linked to the common stock of Ford Motor Company, 64.00% - 69.00% of the Initial Price.

For the Securities linked to the common stock of JPMorgan Chase & Co., 68.00% - 73.00% of the Initial Price.

For the Securities linked to the common stock of Monster Beverage Corporation, 69.00% - 74.00% of the Initial Price.

The actual Trigger Price for each Security will be determined on the Trade Date and will be set to the same percentage as the relevant Coupon Barrier.

Coupon Barrier

For the Securities linked to the common stock of Ford Motor Company, 64.00% - 69.00% of the Initial Price.

For the Securities linked to the common stock of JPMorgan Chase & Co., 68.00% - 73.00% of the Initial Price.

For the Securities linked to the common stock of Monster Beverage Corporation, 69.00% - 74.00% of the Initial Price.

The actual Coupon Barrier for each Security will be determined on the Trade Date and will be set to the same percentage as the relevant Trigger Price.

Closing Price	On any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the then-current relevant Stock Adjustment Factor, as determined by the calculation agent
Initial Price	The Closing Price of the relevant Underlying on the Trade Date
Final Price	The Closing Price of the relevant Underlying on the Final Valuation Date
Stock Adjustment Factor	Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting such Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF A CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

_________________

1 In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, Call Settlement Dates, Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investment Timeline

Trade Date:	For each Underlying, the Initial Price is observed and the Trigger Price and Coupon Barrier are determined.

Quarterly (callable after 6 months):

If the Closing Price of the relevant Underlying on any Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $10.00 Face Amount of Securities applicable to such Observation Date on the related Coupon Payment Date.

After the first six months, the Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date (starting from the First Autocall Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature.

Maturity Date:

For each Underlying, the Final Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦	Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you at maturity the Face Amount plus the applicable Contingent Coupon otherwise due on the Maturity Date. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦	Your Potential Return on the Securities Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Increase in the Price of the Underlying — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any increase in the price of the Underlying and you will not receive any Contingent Coupons in respect of any Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the First Autocall Observation Date (approximately six months following the Trade Date), the total return on the Securities will be minimal. If the Securities are not automatically called, you may be subject to the full downside performance of the Underlying even though you were not able to participate in any potential increase in the price of the Underlying.

♦	You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities. If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date. If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦	Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is greater than the Trigger Price.

♦	Higher Contingent Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of the Underlying could be less than the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is a fixed amount, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦	Reinvestment Risk — If your Securities are automatically called, the holding period over which you would receive any applicable Contingent Coupon, which is based on the relevant Contingent Coupon Rate as specified on the cover hereof, could be as little as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call or any repayment of the Face Amount per $10.00 Face Amount of Securities at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Securities May Become Subordinated to the Claims of Other Creditors, Be Written Down, Be Converted or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us — On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the Securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the Securities; converting the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the Securities to another entity, amending the terms and conditions of the Securities or cancelling of the Securities. Furthermore, because the Securities are subject to any Resolution Measure, secondary market trading in the Securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. Imposition of a Resolution Measure would have to be conducted in accordance with a set order of priority and would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. In addition to conforming German law to the SRM Regulation, the draft bill proposes to adjust the order of priority of obligations in the event of an insolvency proceeding. Specifically, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If the proposed subordination of senior unsecured debt instruments were enacted and were applied to the Securities, it would most likely result in a larger share of loss being allocated to the Securities in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. You may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. As a result, you would have no claim or other right against us arising out of any subordination or Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Securities, under the senior indenture or for the purpose of the U.S. Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent and The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see the accompanying prospectus dated July 31, 2015, including the risk factors under the heading “Securities May Be Subject to Resolution Measures” on page 12 of the prospectus.

♦	The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦	Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, your return on the Securities is limited to the applicable Contingent Coupons you receive, regardless of any increase in the price of the Underlying, which could be significant.

♦	If the Price of the Underlying Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of the Securities.

♦	No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦	Single Stock Risk — Each Security is linked to the equity securities of a single Underlying. The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦	The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events affecting the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying or any other security received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦	There Is No Affiliation Between the Underlying Issuers and Us and We Have Not Participated in the Preparation of, or Verified, Any Disclosure by Such Underlying Issuers — We are not affiliated with the Underlying Issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers, including extending loans to, making equity investments in, or providing advisory services to, such Underlying Issuer, including merger and acquisition advisory service. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers is involved in the Securities offered hereby in any way and none of them has any obligation of any sort with respect to your Securities. None of the Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦	Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying and/or the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to the maturity of the Securities;

♦	the dividend rate of the Underlying;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Underlying and, therefore, make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent that we, UBS AG or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS AG’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Securities. Introducing competing products into the marketplace in this manner could adversely affect the price of the Underlying and the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the price of the Underlying and, therefore, the value of the Securities.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Underlying and the value of the Securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the applicable Underlying Issuer, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether the Securities are automatically called. Any determination by the calculation agent could adversely affect the return on the Securities.

♦	There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for an Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of any Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis and it has been assumed that no event affecting an Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Stock Adjustment Factor.

The following examples and table illustrate the payment at maturity or upon an automatic call per $10.00 Face Amount of Securities on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 3 years, subject to an automatic call
Hypothetical Initial Price*:	$100.00
Hypothetical Trigger Price*:	$75.00 (75.00% of the Hypothetical Initial Price)
Hypothetical Coupon Barrier*:	$75.00 (75.00% of the Hypothetical Initial Price)
Hypothetical Contingent Coupon Rate*:	7.00% per annum (or 1.75% per quarter)
Hypothetical Contingent Coupon*:	$0.175 per quarter
Observation Dates:	Quarterly (callable after 6 months)

________________________

* Based on a hypothetical Contingent Coupon Rate of 7.00% per annum. The actual Initial Price, Coupon Barrier and Trigger Price for each Security will be set on the Trade Date. The actual Contingent Coupon Rate for each Security is set forth on the cover of this free writing prospectus and in “Indicative Terms,” and the actual Contingent Coupon for each Security is set forth in “Indicative Terms.”

Example 1 — The Securities are called on the First Autocall Observation Date.

Date	Closing Price	Payment (per $10.00 Face Amount of Securities)
First Observation Date	$120 (greater than Initial Price)	$0.175 (Contingent Coupon — Not Callable)
Second Observation Date (First Autocall Observation Date)	$120 (greater than Initial Price)	$10.175 (Face Amount plus Contingent Coupon)
	Total Payment:	$10.35 (3.50% return)

If on the First Autocall Observation Date (the second Observation Date) the Closing Price is $120.00, because the Closing Price is greater than the Initial Price of $100.00, the Securities will be automatically called. Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.175 per $10.00 Face Amount of Securities, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon Payments of $0.175 paid in respect of the prior Observation Date, Deutsche Bank AG will have paid you a total of $10.35 per $10.00 Face Amount of Securities, representing a 3.50% return on the Securities over the approximately six months the Securities were outstanding before they were automatically called. No further amount will be owed to you under the Securities.

Example 2 — The Securities are called on the eighth Observation Date.

Date	Closing Price	Payment (per $10.00 Face Amount of Securities)
First Observation Date	$80 (greater than Coupon Barrier)	$0.175 (Contingent Coupon)
Second Observation Date (First Autocall Observation Date)	$90 (greater than Coupon Barrier)	$0.175 (Contingent Coupon)
Third Observation Date	$90 (greater than Coupon Barrier)	$0.175 (Contingent Coupon)
Fourth to Seventh Observation Dates	Various (all less than Coupon Barrier)	$0.00
Eighth Observation Date	$110 (greater than Initial Price)	$10.175 (Payment at Maturity)
	Total Payment:	$10.70 (7.00% return)

If on the eighth Observation Date the Closing Price is $110.00, because the Closing Price is greater than the Initial Price of $100.00, the Securities will be automatically called. Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.175 per $10.00 Face Amount of Securities, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon Payments of $0.525 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of $10.70 per $10.00 Face Amount of Securities, representing a 7.00% return on the Securities over the approximately two years the Securities were outstanding before they were automatically called. No further amount will be owed to you under the Securities.

Example 3 — The Securities are NOT automatically called and the Final Price of the Underlying is greater than or equal to the Trigger Price and Coupon Barrier.

Date	Closing Price	Payment (per $10.00 Face Amount of Securities)

First Observation Date	$90 (greater than Coupon Barrier)	$0.175 (Contingent Coupon)
Second Observation Date (First Autocall Observation Date)	$60 (less than Coupon Barrier)	$0.00
Third Observation Date	$60 (less than Coupon Barrier)	$0.00
Fourth to Eleventh Observation Dates	Various (all less than Coupon Barrier)	$0.00
Final Observation Date	$80 (greater than both Trigger Price and Coupon Barrier; less than Initial Price)	$10.175 (Payment at Maturity)
	Total Payment:	$10.35 (3.50% return)

Deutsche Bank AG will pay you at maturity a total of $10.175 per $10.00 Face Amount of Securities, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon Payment of $0.175 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of $10.35 per $10.00 Face Amount of Securities, representing a 3.50% return on the Securities over the approximately three-year term of the Securities.

Example 4 — The Securities are NOT called and the Final Price of the Underlying is less than the Trigger Price and Coupon Barrier.

Date	Closing Price	Payment (per $10.00 Face Amount of Securities)
First Observation Date	$90 (greater than Coupon Barrier)	$0.175 (Contingent Coupon)
Second Observation Date (First Autocall Observation Date)	$90 (greater than Coupon Barrier)	$0.175 (Contingent Coupon)
Third Observation Date	$95 (greater than Coupon Barrier)	$0.175 (Contingent Coupon)
Fourth to Eleventh Observation Dates	Various (all less than Coupon Barrier)	$0.00
Final Observation Date	$50 (less than both Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -50%] = $5.00 (Payment at Maturity)
	Total Payment:	$5.525 (-44.75% return)

Since the Securities are not called and the Final Price of the Underlying is less than the Trigger Price and the Coupon Barrier, Deutsche Bank AG will pay you at maturity $5.00 per $10.00 Face Amount of Securities. When added to the Contingent Coupon Payments of $0.525 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you $5.525 per $10.00 Face Amount of Securities, representing a -44.75% return on the Securities over the approximately three-year term of the Securities.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and, if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

Information about the Underlyings

All disclosures contained in this free writing prospectus regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about any Underlying contained in this free writing prospectus. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Ford Motor Company

According to publicly available information, Ford Motor Company manufactures and distributes automobiles and provides financial services. Information filed by Ford Motor Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03950, or its CIK Code: 0000037996. The common stock of Ford Motor Company is traded on the New York Stock Exchange under the symbol “F.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Ford Motor Company, based on daily closing prices on the primary exchange for the common stock of Ford Motor Company, as reported by Bloomberg L.P. The closing price of Ford Motor Company’s common stock on October 2, 2015 was $13.99. The actual Initial Price will be the Closing Price of Ford Motor Company’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2010	12/31/2010	$17.00	$12.26	$16.79
1/1/2011	3/31/2011	$18.79	$14.01	$14.91
4/1/2011	6/30/2011	$15.79	$12.78	$13.79
7/1/2011	9/30/2011	$14.12	$9.62	$9.67
10/1/2011	12/31/2011	$12.51	$9.37	$10.76
1/1/2012	3/31/2012	$12.96	$11.13	$12.49
4/1/2012	6/30/2012	$12.64	$9.59	$9.59
7/1/2012	9/30/2012	$10.59	$8.92	$9.86
10/1/2012	12/31/2012	$12.95	$9.79	$12.95
1/1/2013	3/31/2013	$14.30	$12.13	$13.15
4/1/2013	6/30/2013	$15.90	$12.44	$15.47
7/1/2013	9/30/2013	$17.66	$15.74	$16.87
10/1/2013	12/31/2013	$17.76	$15.15	$15.43
1/1/2014	3/31/2014	$16.73	$14.55	$15.60
4/1/2014	6/30/2014	$17.28	$15.46	$17.24
7/1/2014	9/30/2014	$17.84	$14.79	$14.79
10/1/2014	12/31/2014	$16.01	$13.54	$15.50
1/1/2015	3/31/2015	$16.57	$14.46	$16.14
4/1/2015	6/30/2015	$16.07	$14.78	$15.01
7/1/2015	9/30/2015	$15.21	$12.90	$13.57
10/1/2015	10/2/2015*	$13.99	$13.67	$13.99
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2015 includes data for the period through October 2, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Ford Motor Company from October 2, 2010 through October 2, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Coupon Barrier and Trigger Price equal to 66.50% (the midpoint between 64.00% and 69.00%) of $13.99, which was the closing price of Ford Motor Company’s common stock on October 2, 2015. The actual Initial Price, Coupon Barrier and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. is a global financial services firm. Information filed by JPMorgan Chase & Co. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05805, or its CIK Code: 0000019617. The common stock of JPMorgan Chase & Co. is traded on the New York Stock Exchange under the symbol “JPM.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of JPMorgan Chase & Co., based on daily closing prices on the primary exchange for the common stock of JPMorgan Chase & Co., as reported by Bloomberg L.P. The closing price of JPMorgan Chase & Co.’s common stock on October 2, 2015 was $60.81. The actual Initial Price will be the Closing Price of JPMorgan Chase & Co.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2010	12/31/2010	$42.67	$36.96	$42.42
1/1/2011	3/31/2011	$48.00	$43.40	$46.10
4/1/2011	6/30/2011	$47.64	$39.49	$40.94
7/1/2011	9/30/2011	$42.29	$29.27	$30.12
10/1/2011	12/31/2011	$37.02	$28.38	$33.25
1/1/2012	3/31/2012	$46.27	$34.91	$45.98
4/1/2012	6/30/2012	$46.13	$31.00	$35.73
7/1/2012	9/30/2012	$41.57	$33.90	$40.48
10/1/2012	12/31/2012	$44.53	$39.29	$43.97
1/1/2013	3/31/2013	$51.00	$44.57	$47.46
4/1/2013	6/30/2013	$55.62	$46.64	$52.79
7/1/2013	9/30/2013	$56.67	$50.32	$51.69
10/1/2013	12/31/2013	$58.48	$50.75	$58.48
1/1/2014	3/31/2014	$61.07	$54.31	$60.71
4/1/2014	6/30/2014	$60.67	$53.31	$57.62
7/1/2014	9/30/2014	$61.63	$55.56	$60.24
10/1/2014	12/31/2014	$63.15	$55.08	$62.58
1/1/2015	3/31/2015	$62.49	$54.38	$60.58
4/1/2015	6/30/2015	$69.75	$59.95	$67.76
7/1/2015	9/30/2015	$70.08	$59.84	$60.97
10/1/2015	10/2/2015*	$61.42	$60.81	$60.81
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2015 includes data for the period through October 2, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of the common stock of JPMorgan Chase & Co. from October 2, 2010 through October 2, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Coupon Barrier and Trigger Price equal to 70.50% (the midpoint between 68.00% and 73.00%) of $60.81, which was the closing price of JPMorgan Chase & Co.’s common stock on October 2, 2015. The actual Initial Price, Coupon Barrier and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Monster Beverage Corporation

According to publicly available information, Monster Beverage Corporation develops, markets, sells and distributes “alternative” beverage category beverages. Information filed by Monster Beverage Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18761, or its CIK Code: 0000865752. The common stock of Monster Beverage Corporation is traded on the NASDAQ Stock Market under the symbol “MNST.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Monster Beverage Corporation, based on daily closing prices on the primary exchange for the common stock of Monster Beverage Corporation, as reported by Bloomberg L.P. The closing price of Monster Beverage Corporation’s common stock on October 2, 2015 was $133.93. The actual Initial Price will be the Closing Price of Monster Beverage Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2010	12/31/2010	$27.20	$22.84	$26.14
1/1/2011	3/31/2011	$30.13	$25.98	$30.12
4/1/2011	6/30/2011	$40.48	$30.50	$40.48
7/1/2011	9/30/2011	$46.13	$34.46	$43.65
10/1/2011	12/31/2011	$48.60	$39.88	$46.07
1/1/2012	3/31/2012	$62.57	$46.20	$62.09
4/1/2012	6/30/2012	$78.72	$60.87	$71.20
7/1/2012	9/30/2012	$74.88	$50.78	$54.16
10/1/2012	12/31/2012	$58.42	$40.99	$52.88
1/1/2013	3/31/2013	$54.23	$46.19	$47.74
4/1/2013	6/30/2013	$62.20	$47.66	$60.77
7/1/2013	9/30/2013	$64.63	$52.25	$52.25
10/1/2013	12/31/2013	$67.80	$51.65	$67.77
1/1/2014	3/31/2014	$74.79	$66.46	$69.45
4/1/2014	6/30/2014	$73.25	$63.27	$71.03
7/1/2014	9/30/2014	$93.50	$63.96	$91.67
10/1/2014	12/31/2014	$112.56	$90.53	$108.35
1/1/2015	3/31/2015	$141.23	$108.16	$138.40
4/1/2015	6/30/2015	$143.49	$124.88	$134.02
7/1/2015	9/30/2015	$155.81	$132.16	$135.14
10/1/2015	10/2/2015*	$134.20	$133.93	$133.93
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2015 includes data for the period through October 2, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Monster Beverage Corporation from October 2, 2010 through October 2, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Coupon Barrier and Trigger Price equal to 71.50% (the midpoint between 69.00% and 74.00%) of $133.93, which was the closing price of Monster Beverage Corporation’s common stock on October 2, 2015. The actual Initial Price, Coupon Barrier and Trigger Price will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition (including retirement) of your Securities, unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” generally will not apply to the Securities.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA‘ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the Securities as subject to withholding under FATCA.  Under a recent IRS notice, withholding under FATCA generally will not apply to payments of gross proceeds from the taxable disposition (including retirement) of a Security occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.